Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-4 of Atlantic Union Bankshares Corporation and the related Proxy Statement/Prospectus of Atlantic Union Bankshares Corporation and American National Bankshares Inc., for the registration of Atlantic Union Bankshares Corporation’s common stock and to the incorporation by reference therein of our reports dated February 23, 2023, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Atlantic Union Bankshares Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

September 26, 2023